Exhibit 10.1

Summary of 2005 Employee Incentive Compensation Plan

The Board of Directors has approved an incentive compensation plan for 2005. Under the plan Dr. Platt may receive up to $100,000 for performance in the areas of intellectual property development, investigational new drug applications, clinical trial progress, and other Company matters including fund raising, public relations, investor awareness, litigation resolution and other matters as the Compensation Committee may determine. The other members of the Company participate in the incentive compensation plan based upon their level of contribution to the above identified areas.